TRI-LATERAL VENTURE CORPORATION INTERIM FINANCIAL STATEMENTS September 30, 2003 (Unaudited)

TRI-LATERAL VENTURE CORPORATION INTERIM BALANCE SHEET September 30, 2003 and December 31, 2002 (Unaudited)
ASSETS	(Unaudited) September 30, 2003	(Audited) December 31, 2002
Current Cash GST receivable Resource properties	$ 266 2,157 2,423 20,275 $ 22,698	$ 13,384 907 14,291 12,656 $ 26,947
LIABILITIES
Current Accounts payable- Note 3 Loan payable	$ 44,007 43,500 87,507	$ 272,627 725,424 998,051
SHAREHOLDERS' DEFICIENCY
Share capital - Note 2 Contributed surplus Deficit	6,769,726 2,000 (6,836,535) (64,809) $ 22,698	5,783,259 2,000 (6,756,363) (971,104) $ 26,947

SEE ACCOMPANYING NOTES

TRI-LATERAL VENTURE CORPORATION INTERIM STATEMENTS OF LOSS AND DEFICIT for the three and nine months ended September 30, 2003 and 2002 (Unaudited)

Three Months ended September 30, 2003 2002		Nine Months ended September 30, 2003 2002

Administrative Expenses
   Accounting - Note 3
   Bank charges and interest - Note 3
   Consulting fees - Note 3
   Filing fees
   Legal
   Rent and office - Note 3
   Resource property costs
   Transfer agent
   Travel

Loss before other items
Other items
   Interest earned
   Gain on settlement of debt

Net loss for the period

Deficit, beginning of the period

Deficit, end of the period

Basic and diluted loss per share

$ 1,400 179 10,000 4,143 - 1,500 - 1,427 - (18,649) 14 - $ (18,635) $ (0.00)	$ 2,100 12,344 7,500 9,979 2,661 2,936 3,494 4,925 - (45,939) 86 - $ (45,853) $ (0.01)	$7,775 8,673 22,173 16,737 10,986 8,632 - 5,221 - (80,197) 25 - $ (80,172) $(6,756,363) $(6,836,535) $ (0.02)	$ 9,735 37,682 22,500 11,237 23,635 5,937 5,156 10,450 5,950 (132,282) 348 51,072 $ (80,862) $(6,154,389) $(6,235,251) $ (0.02)

SEE ACCOMPANYING NOTES

TRI-LATERAL VENTURE CORPORATION INTERIM STATEMENTS OF CASH FLOWS for the three and nine months ended September 30, 2003 and 2002 (Unaudited)
Three Months ended September 30, 2003 2002		Nine Months ended September 30, 2003 2002

Operating Activities
   Net loss for the period
   Item not affecting cash:
      Gain on settlement of debt
   Changes in non-cash working capital
       items related to operations:
      Accounts receivable
      Accounts payable

Financing Activities
   Increase in loans payable
   Repayment of loans payable

Investing Activities
   Increase in deposit
   Increase in resource property

Decrease in cash during the period

Cash, beginning of period

Cash, end of period

Supplementary disclosure of cash flow
    information:
   Cash paid for:
      Interest

      Income taxes

$ 18,635) - (832) 10,744 (8,723) 15,000 - 15,000 (7,096) - (7,096) (819) 1,085 $ 266 $ - $ -	$ (45,853) - (46) 11,878 (34,021) - (80) (80) (7,500) - (7,500) (41,601) 61,849 $ 20,248 $ - $ -	$ (80,172) - (1,250) 32,423 (48,999) 43,500 - 43,500 - (7,619) (7,619) (13,118) 13,384 $ 266 $ - $ -	$ (80,862) (51,072) (2,721) 45,801 (88,854) (558,333) (120,080) (120,080) (7,500) - (7,500) (216,434) 236,682 $ 20,248 $ - $ -

SEE ACCOMPANYING NOTES

TRI-LATERAL VENTURE CORPORATION NOTES TO THE INTERIM FINANCIAL STATEMENTS September 30, 2003 (Unaudited)
Note 1

Interim Reporting

While the information presented in the accompanying nine months financial statements is unaudited, it included all adjustments, which are, in the opinion of management, necessary to present fairly the financial position, results of operations and its cash flows for the interim periods presented. These interim financial statements follow the same accounting policies and methods in their application as the Company's annual financial statements. It is suggested that these interim financial statements be read in conjunction with the Company's audited annual December 31, 2002 financial statements.

Note 2	Share Capital Authorized Unlimited common shares Unlimited non-voting convertible redeemable non-cumulative 6% preference shares
Issued Common Shares	Number	$
Balance, December 31, 2002 Issued pursuant to share for debts agreements Balance, September 30, 2003	3,372,872 986,467 4,359,339	5,783,259 986,467 6,769,726
Note 3	Related Party Transactions During the three and nine months ended September 30, 2003 the Company incurred the following expenses with directors and a company with a common director:
	Three Months ended September 30, 2003 2002		Nine Months ended September 30, 2003 2002
Accounting fees Consulting fees Interest expense Rent	$ 1,400 7,500 - 1,500 $ 10,400	$ 2,100 7,500 6,250 1,500 $ 17,350	$ 5,325 20,000 4,167 4,500 $ 33,992	$ 6,400 22,500 18,750 4,500 $ 52,150

The expenses were measured by the exchange amount, which is the amount agreed upon by the transacting parties and are on terms and conditions similar to non-related entities.

As at September 30, 2003, accounts payable includes $19,521 owing to a director of the Company and a company with a common director.

Note 4

Non-cash Transactions

Investing and financing activities that do not have a direct impact on current cash flows are excluded from the statements of cash flows. During the nine months ended September 30, 2003, the Company settled accounts payable totalling $261,043 and loans payable totalling $725,424 by issuing 986,467 common shares valued at $986,467. This transaction was excluded from the statements of cash flows.

Note 5

Canadian and United States of America Accounting Principles

The financial statements have been prepared in accordance with accounting principles generally accepted in Canada, which differ in certain respects with those principles and practices that the Company would have followed had its financial statements been prepared in accordance with accounting principles generally accepted in the United States of America.

The Company's accounting principles generally accepted in Canada ("Canadian GAAP") differ from accounting principles generally accepted in the United States ("US GAAP") as follows:

a) Resource Properties

Under Canadian GAAP, resource property acquisition costs and exploration costs may be deferred and amortized to the extent they meet certain criteria. Under US GAAP, acquisition costs and exploration costs must be expensed as incurred unless the resource properties have proven reserves. During the nine months ended September 30, 2003, $7,619 was incurred in resource property costs. Therefore, an additional expense is required under US GAAP.

The impact of the above on the financial statements is as follows:

September 30, 2003 2002
Net loss for the period per Canadian GAAP Deferred exploration costs Net loss for the period per US GAAP	$ (80,172) (7,619) $ (87,791)	$ (80,862) - $ (80,862)

	September 30, 2003	December 31, 2002

Total assets per Canadian GAAP
Acquisition and deferred exploration costs

Total assets per US GAAP

Shareholders' Deficiency
   Balance, end of the period as per Canadian GAAP
   Acquisition and deferred exploration costs

Balance, end of period per US GAAP

	$ 22,698 (20,275) $ 2,423 $ (64,809) (20,275) $ (85,084)	$ 26,947 (12,656) $ 14,291 $ (971,104) (12,656) $ (983,760)